EXHIBIT 10.4

MB FINANCIAL BANK, N.A.

Change in Control Severance Agreement

THIS SEVERANCE AGREEMENT, (the “Agreement”) is entered into this        day of               ,            (the “Effective Date”), by and between MB Financial Bank, N.A., a national banking organization (the “Company”) and                          (the “Executive”);

Witnesseth That:

WHEREAS, the Executive is employed by the Company, and the Company desires to provide protection to Executive in connection with any change in control of the Company;

NOW, THEREFORE, it is hereby agreed by and between the parties, for good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, as follows:

Article I.       Establishment and Purpose

1.1          Term of the Agreement.  This Agreement will commence on the Effective Date and remain in effect for an initial term of three years.  The term of this Agreement will be automatically extended for one year on each anniversary of the Effective Date.  This Agreement will expire at the time described in Section 1.3 below.  In addition, if a Change in Control occurs while this Agreement is effective, this Agreement will remain irrevocably in effect for the greater of twenty-four months from the date of the Change in Control or until all benefits have been paid to the Executive hereunder, and will then expire.

1.2          Purpose of the Agreement.  The purpose of this Agreement is to advance the interests of the Company by providing the Executive with an assurance of equitable treatment, in terms of compensation and economic security, in the event of an acquisition or other Change in Control of the Company.  An assurance of equitable treatment will enable the Executive to maintain productivity and focus during a period of significant uncertainty that is inherent in an acquisition or other Change in Control.  Further, the Company believes that Agreements of this kind will aid it in attracting and retaining the highly qualified, high-performing professionals who are essential to its success.

1.3          Contractual Right to Benefits.  This Agreement establishes and vests in the Executive a contractual right to the benefits to which he or she is entitled hereunder, enforceable by the Executive against the Company.  However, nothing in this Agreement will require or be deemed to require the Company to segregate, earmark, or otherwise set aside any funds or other assets to provide for any payments to be made under it.

Subject to Section 3.2, the Company will retain the right to terminate the Executive’s employment at any time prior to a Change in Control of the Company.  If the Executive’s employment is terminated prior to a Change in Control of the Company, this Agreement will no longer be applicable to the Executive, and any and all rights and obligations of the Company and the Executive under this Agreement will cease.  Notwithstanding the foregoing, if the effective date of a Change in Control occurs within six months following the effective date of an involuntary termination without Just Cause, the Executive’s termination may be deemed to be a Qualifying Termination pursuant to Section 3.2 of this Agreement.

Article II.               Definitions and Construction

2.1          Definitions.  Whenever used in the Agreement, the following terms have the meanings set forth below and, when the meaning is intended, the initial letter of the word is capitalized.

(a)                                  “Average Annual Bonus” means the Executive’s actual average annual bonus earned over the two complete fiscal years prior to the Effective Date of Termination, or, if shorter, over the Executive’s entire period of employment.  However, if the Executive’s period of employment is less than one year, the average bonus will be considered zero.

(b)                                 “Base Salary” means the base rate of compensation paid to the Executive as annual salary, excluding amounts received under incentive or other bonus plans, as in effect as of the Effective Date of Termination.  Notwithstanding the foregoing, if the Executive’s Base Salary was reduced within twenty-four months of the Effective Date of Termination, then “Base Salary” will mean the Executive’s annual Base Salary as in effect immediately prior to the reduction

(c)                                  “Beneficial Owner” has the meaning ascribed to that term in Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), namely, any person, who directly or indirectly, through any contract, arrangement, understanding or otherwise, has or shares voting power, which includes the power to vote or direct the voting of securities, and/or investment power, which includes the power to dispose of, or direct the disposition of, a security.

(d)                                 “Beneficiary” means the persons or entities designated or deemed designated by the Executive pursuant to Section 8.2 herein.

(e)                                  “Board” means the Board of Directors of the Company.

(f)                                    A “Change in Control” of the Company will be deemed to occur (as of a particular day, as specified by the Board) as of the first day any one or more of the events described in subparagraphs (i) through (iv) occurs.

(i)                                     The Parent ceases to own at least eighty percent of the outstanding capital stock of the Company.

(ii)                                  Any Person (other than the Parent or a trustee or other fiduciary holding securities under an employee benefit plan of the Parent, or a corporation owned directly or indirectly by the shareholders of the Parent in substantially the same proportions as their ownership of stock of the Parent) becomes the Beneficial Owner, directly or indirectly, of securities of the Parent representing more than thirty percent of the combined voting power of the Parent’s then outstanding securities.

(iii)                               During any period of twenty-four consecutive months beginning on or after the Effective Date, individuals who at the beginning of the period constituted the Board or the Parent Board cease for any reason (other than death, Disability or voluntary Retirement) to constitute a majority of the Board or of the Parent Board, respectively.  For this purpose, any new Director whose election by the Board or Parent Board, or nomination for election by the Company’s shareholders, was approved by a vote of at least two-thirds of the Directors then still in office, and who either were Directors at the beginning of the period or whose election or nomination for election was so approved, will be deemed to have been a Director at the beginning of any twenty-four month period under consideration.

(iv)                              The shareholders of the Company or the Parent complete:  (i) a plan of complete liquidation or dissolution of the Company or Parent; or (ii) an agreement for the sale or disposition of all or substantially all the Company’s or Parent’s assets; or (iii) a merger, consolidation or reorganization of the Company or Parent with or involving any other corporation, other than a merger, consolidation or reorganization that would result in the voting securities of the Company or Parent outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least seventy percent of the combined voting power of the voting securities of the Company or Parent (or such surviving entity) outstanding immediately after such merger, consolidation, or reorganization.

(g)                                 “Code” means the Internal Revenue Code of 1986, as amended.

(h)                                 “Company” means The MB Financial Bank, N.A., a national banking organization, or any successor thereto that adopts the Agreement, as provided in Section 8.1 herein.

(i)                                     “Compensation Committee” means the Compensation Committee of the Board of Directors of the Parent Company.

(j)                                     “Director” means a member of the Board or of the Parent Board, as the case may be.

(k)                                  “Disability” means a physical or mental condition that would entitle the Executive to benefits under the Company’s long-term disability plan, or if the Company maintains no such plan, then under the federal Social Security Law.

(l)                                     “Effective Date of Termination” means the date on which a Qualifying Termination occurs which triggers Severance Benefits hereunder.

(m)                               “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor to it.

(n)                                 “Expiration Date” means the date the Agreement expires, as provided in Section 1.1 herein.

(o)                                 “Good Reason” means (i) the occurrence of a ten percent or greater reduction in the aggregate value of the Executive’s annual Base Salary, bonus opportunity, and benefits excluding profit sharing; (ii) the assignment to the Executive of any duties inconsistent with, and commonly (in the banking industry) considered beneath, the Executive’s position, or a change in the Executive’s status, offices, titles and reporting relationships, authority, duties or responsibilities, or any other action by the Company, in each case if the assignment, change or action results in a significant diminution in the Executive’s position, authority, duties or responsibility; or (iii) a required relocation of the Executive to a location more than fifty miles from the Executive’s then existing job location to which the Executive does not consent to in writing.  In determining whether an assignment, change or action described in clause (ii) above constitutes Good Reason, due consideration will be given to the size of the organization and other facts and circumstances surrounding the Executive’s situation before and after the assignment, change or action.  For example, if the Executive is moved to a position that carries a title generally considered to be of a lower degree, but he or she is working in a larger division or company than before the change, has more employees reporting to him or her, or has authority for projects controlling more dollars, or if other circumstances exist that suggest the Executive’s new position is not a demotion, then Good Reason will not exist for the Executive to terminate his or her employment.

(p)                                 “Just Cause” means a termination of the Executive’s employment by the Company, for which no Severance Benefits are payable, as provided in Article IV.

(q)                                 “Parent” means MB Financial, Inc., a Maryland corporation, or any direct parent of a successor of the Company that adopts the Agreement as provided in Section 8.1.

(r)                                    “Parent Board” means the Board of Directors of the Parent.

(s)                                  “Person” means a natural person, company, or government, or a political subdivision, agency, or instrumentality of a government, including a “group” as defined in Section 13(d) of the Exchange Act.  When two or more persons act as a partnership, limited partnership, syndicate or other group for the purpose of acquiring the securities of the Company, they will be deemed a Person for purposes of the Agreement.  “Person” will be construed in the same manner as under Section 3(a)(9) of the Exchange Act, and “group” will be construed in the same manner as under Section 13(d) of the Exchange Act.

(t)                                    “Qualifying Termination” means any of the events described in Section 3.2, the occurrence of which triggers the payment of Severance Benefits.

(u)                                 “Severance Benefit” means the payment of severance compensation as provided in Article III.

2.2          Gender and Number.  Except where otherwise indicated by the context, any masculine term used herein also includes the feminine, the plural includes the singular, and the singular includes the plural.

2.3          Severability.  If any provision of this Agreement is held to be illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of this Agreement, and this Agreement will be construed and enforced as if the illegal or invalid provision had not been included.

2.4          Amendment or Termination.  The material provisions of this Agreement may be amended by written agreement between the Company and the Executive, approved by at least two-thirds of the Board holding office at the time of the amendment, without regard to their presence at the meeting.  Any agreed amendment of a non-material provision of the Agreement must be approved by at least one-half of the Board at the time of the amendment, without regard to their presence at any meeting.  Subject to the final sentence of Section 1.1, the Company may terminate this Agreement by written resolution of its Board of Directors, effective as of a date at least twelve months following the date the Company gives written notice to the Executive of its intent to terminate the Agreement.

2.5          Applicable Law.  To the extent not preempted by the laws of the United States, the laws of the State of Illinois, without regard to its conflict of laws provisions, will be the controlling law in all matters relating to this Agreement.

Article III.              Severance Benefits

3.1          Right to Severance Benefits.  Subject to the provisions hereof, the Executive will be entitled to receive from the Company Severance Benefits as described in Section 3.3 if there has been a Change in Control of the Company and if any of the events designated within Section 3.2 occur.  The Executive will not be entitled to receive Severance Benefits if his or her employment with the Company ends due to death, disability, voluntary retirement, a voluntary termination by the Executive without Good Reason, or due to an involuntary termination by the Company for Just Cause.

3.2          Qualifying Terminations.  The occurrence of any one of the following events within twenty–four calendar months after a Change in Control of the Company will trigger the payment of Severance Benefits under this Agreement:

(a)           an involuntary termination of the Executive’s employment without Just Cause;

(b)                                 a voluntary termination of the Executive’s employment with the Company, for Good Reason;

(c)                                  the failure or refusal of a successor company (including, but not limited to, an individual, corporation, association, or partnership) to assume the Company’s obligations under this Agreement, as required by Section 8.1; and

(d)                                 a breach by the Company or any successor company of any of the provisions of this Agreement.

In addition, an involuntary termination without Just Cause will trigger the payment of Severance Benefits under this Agreement if the Executive’s employment is terminated by the Company without Just Cause within six months prior to a Change in Control that actually occurs during the term of this Agreement and either (i) the termination was at the request or direction of a Person who has entered into an agreement with the Company the consummation of which would constitute a Change in Control, or (ii) the Executive reasonably demonstrates that the termination is otherwise in connection with or in anticipation of the Change in Control.

3.3          Description of Severance Benefits.  If the Executive becomes entitled to receive Severance Benefits, as provided in Sections 3.1 and 3.2, the Company will pay to the Executive and provide him or her with the following:

(a)                                  an amount equal to the Executive’s annual Base Salary multiplied by one

(b)                                 an amount equal to the Executive’s Average Annual Bonus multiplied by one

(c)                                  immediate vesting of the Executive’s benefits, if any, under any and all non-qualified retirement plans of the Company (or its affiliates) in which the Executive participates; and

(d)                                 continuation of the welfare benefits of medical, dental or other health coverage, long–term disability, and group term life insurance at the same premium cost to the Executive and at the same coverage level as in effect as of the Executive’s Effective Date of Termination until the first anniversary of the Effective Date of Termination, without regard to the federal income tax consequences of that continuation.

The treatment of any options held by the Executive will be subject to the terms of the plan or plans under which they were granted.  Benefits under subsection 3.3(d) will be discontinued prior to the end of the first anniversary of the Effective Date of Termination if the Executive receives substantially similar benefits in the aggregate from a subsequent employer, as determined by the Compensation Committee.  Continued medical, dental or other health benefits under subsection 3.3(d) will count toward any COBRA continuation coverage period that may apply to the Executive.

Article IV.              Just Cause or Retirement

4.1          Just Cause.  Nothing in this Agreement will be construed to prevent the Company from terminating the Executive’s employment for Just Cause.  If the Company does so, no Severance Benefits will be payable to the Executive under this Agreement.

Just Cause will be defined to include, but will not be limited to, willful, malicious conduct by the Executive that is prejudicial to the best interests of the Company, including theft, embezzlement, the conviction of a criminal act, disclosure of trade secrets, a gross dereliction of duty, or other grave misconduct on the part of the Executive that is injurious to the Company.

4.2          Retirement.  If the Executive’s employment with the Company ends due to voluntary retirement, the Executive: (i) will not be entitled to receive Severance Benefits under this Agreement; and (ii) will not be eligible to participate in a Company-sponsored severance plan or arrangement at any time following his or her retirement.

Article V.               Form and Timing of Severance Benefits

5.1          Form and Timing of Severance Benefits.  The Severance Benefits described in Sections 3.3(a), (b) and (c) will be paid in cash to the Executive in a single lump sum as soon as practicable following the Effective Date of Termination, but in no event more than thirty days after the Effective Date of Termination.

The Severance Benefits described in subsection 3.3(d) will be provided by the Company to the Executive immediately upon the Effective Date of Termination and will continue to be provided until the first anniversary of the Effective Date of Termination.  However, the Severance Benefits described in subsection 3.3(d) will be discontinued prior to the end of the one-year period immediately upon the Executive’s receiving similar benefits from a subsequent employer, as determined by the Compensation Committee.

5.2          Withholding of Taxes.  The Company will withhold from any amounts payable under this Agreement all Federal, state, city, or other taxes that are legally required.

Article VI.              Parachute Payments

6.1          Excise Tax Cap.  If a Change in Control of the Company occurs and the Company determines, pursuant to Code Sections 280G and 4999, that a golden parachute excise tax is due, the Executive’s Severance Benefits under this Agreement will be limited to the amount just necessary to avoid the excise tax.

6.2          Subsequent Recalculation.  If the Internal Revenue Service adjusts the computation made by the Company pursuant to Section 6.1, and that adjustment either is acceptable to the Company or is finally determined to be correct, so that the Executive is liable for the payment of an excise tax under Sections 280G and 4999 of the Code, or so that the Executive does not receive the full benefit he or she would have received, the Company will reimburse the Executive for the full amount necessary to make the Executive whole, including the value of Severance Benefits that were erroneously limited, the value of the excise tax, all corresponding interest and penalties due to the Internal Revenue Service, and the Executive’s regular income tax due on these reimbursement payments.

Article VII.            Other Rights and Benefits Not Affected

7.1          Other Benefits.  Except as provided in this Section below, neither the provisions of this Agreement nor the Severance Benefits provided for hereunder will reduce any amounts otherwise payable, or in any way diminish the Executive’s rights as an employee of the Company, whether existing now or hereafter, under any benefit, incentive, retirement, stock option, stock bonus, stock purchase plan, or any employment agreement, or other Agreement or arrangement.  Notwithstanding the foregoing, an Executive who is also a covered employee under a severance plan of the Company or one of its affiliates will be entitled to receive the severance benefits provided under this Agreement in lieu of any severance pay provided under that severance plan.  Benefits provided under this Agreement will not increase any amounts otherwise payable under any other arrangement, if that other arrangement does not provide that severance benefits will be taken into account in determining benefits.

7.2          Employment Status.  This Agreement does not constitute a contract of employment or impose on the Executive or the Company any obligation to retain the Executive as an employee, to change the status of the Executive’s employment, or to change the Company’s policies regarding termination of employment.

Article VIII.           Successors

8.1          Successors.  The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) of all or substantially all of the business and/or assets of the Company or of any division or subsidiary thereof to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  Failure of the Company to obtain such an assumption and agreement prior to the effectiveness of any such succession will be a breach of this Agreement and will entitle the Executive to compensation from the Company in the same amount and on the same terms as he or she would be entitled hereunder if terminated voluntarily for Good Reason, except that, for the purposes of implementing the foregoing, the date on which any succession becomes effective will be deemed the Effective Date of Termination.

This Agreement will inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees.  If the Executive dies while any amount would still be payable to him or her hereunder had he or she continued to live, any such amount, unless otherwise provided herein, will be paid in accordance with the terms of this Agreement, to the Executive’s devisee, legatee, or other designee, or if there is no such designee, to the Executive’s estate.

8.2          Beneficiaries.  The Executive’s beneficiary under the qualified defined contribution plan of the Company or an affiliate in which the Executive participates will be his or her Beneficiary under this Agreement, unless the Executive otherwise designates a Beneficiary in the form of a signed writing acceptable to the Compensation Committee.  The Executive may make or change such a designation at any time.

Article IX.              Administration

9.1          Administration.  This Agreement will be administered by the Board, as advised by the Compensation Committee.  In that capacity, and with the approval of a majority of the Board for all actions hereunder, the Compensation Committee, to the extent not contrary to the express provisions of the Agreement, is authorized in its discretion to interpret this Agreement, to prescribe and rescind rules and regulations, to provide conditions and assurances deemed necessary and advisable, to protect the interests of the Company, and to make all other determinations necessary or advisable for the administration of this Agreement and similar Agreements.

In fulfilling its administrative duties hereunder, the Compensation Committee may rely on outside counsel, independent accountants, or other consultants to render advice or assistance.

9.2          Indemnification and Exculpation.  The members of the Board, its agents and officers, directors, and employees of the Company and its affiliates will be indemnified and held harmless by the Company against and from any and all loss, cost, liability, or expense that may be imposed upon or reasonably incurred by them in connection with or resulting from any claim, action, suit, or proceeding to which they may be a party or in which they may be involved by reason of any action taken or failure to act under this Agreement and against and from any and all amounts paid by them in settlement (with the Company’s written approval) or paid by them in satisfaction of a judgment in any such action, suit, or proceeding.  The foregoing provision will not apply to any person if the loss, cost, liability, or expense is due to that person’s gross negligence or willful misconduct.

Article X.               Legal Fees and Arbitration

10.1        Legal Fees and Expenses.  The Company (or, in the event of the acquisition of substantially all of the assets of the Company, the acquirer of those assets) will pay all legal fees, costs of litigation, and expenses directly related to legal fees and costs of litigation incurred in good faith by the Executive as a result of the Company’s refusal to provide the Severance Benefits to which the Executive becomes entitled under this Agreement, or as a result of the Company’s contesting the validity, enforceability, or interpretation of this Agreement, but in each case only if the Executive ultimately prevails in litigation conducted as a result of the refusal or contest.

10.2        Arbitration.  The Executive and the Company will have the right and option to elect (in lieu of litigation) to have any dispute or controversy arising under or in connection with this Agreement settled by arbitration, conducted before a panel of three arbitrators sitting in a location selected by the Executive within fifty miles from the location of his or her job, in accordance with rules of the American Arbitration Association then in effect.  Judgment may be entered on the award of the arbitrator in any court having jurisdiction.  All expenses of arbitration, including the fees and expenses of the counsel for the Executive, will be split between the Company and the Executive, unless the Executive prevails, in which case the Company will bear the expenses of the arbitration.  Notwithstanding the right of the Executive or the Company to elect to enter into arbitration, the Company and the Executive may mutually agree to resolve any dispute or controversy arising under or in connection with the Agreement in a court of law, in lieu of arbitration.

Article XI.              Exclusivity of Severance Benefits

11.1        Exclusivity of Severance Benefits.  If the Company is contractually obligated to pay to the Executive any severance benefits pursuant to another agreement, plan, program, policy, or any other change of control agreement, the terms and provisions of the program under which the aggregate level of severance benefits is the highest (as determined by the Executive) will operate to completely replace and supersede the terms and provisions of this Agreement and/or all other programs that provide for the payment of severance benefits.

In Witness Whereof, the Executive has executed this Agreement and the Company has caused this Agreement to be executed by a resolution of the Board, as of the day and year first above written.

MB FINANCIAL BANK, N.A.	EXECUTIVE

By:

Its: